Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2015 Incentive Award Plan of Golden Entertainment, Inc. of our report dated March 15, 2018, except with respect to the effects of the restatement discussed in Note 3 as to which the date is March 15, 2019, included in the Annual Report on Form 10-K, on the consolidated statements of operations, shareholders’ equity, and cash flows of Golden Entertainment, Inc. and Subsidiaries for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Piercy Bowler Taylor & Kern

Piercy Bowler Taylor & Kern

Certified Public Accountants

Las Vegas, Nevada

March 13, 2020